Exhibit 99.1

PFSweb Reports Fourth Quarter and Full Year 2017 Results

Allen, TX – March 15, 2018 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Summary vs. Same Year-Ago Quarter

•	Total revenues were $92.7 million compared to $102.5 million.
•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) was $67.6 million compared to $72.7 million.
•	Service fee gross margin increased 690 basis points to 34.6%.
•	Net income increased significantly to $3.6 million or $0.19 per share, compared to a loss of $3.6 million or $(0.19) per share.
•	Adjusted EBITDA (a non-GAAP measure defined below) increased 36% to $9.4 million.

Full Year 2017 Summary vs. 2016

•	Total revenues were $326.8 million compared to $334.6 million.
•	SFE revenue (a non-GAAP measure defined below) increased to $235.7 million compared to $229.0 million.
•	Service fee gross margin increased 240 basis points to 33.6%.
•	Net loss was $4.0 million or $(0.21) per share, compared to a loss of $7.5 million or $(0.41) per share.
•	Adjusted EBITDA (a non-GAAP measure defined below) increased 27% to $23.0 million.

Management Commentary

“Our fourth quarter was highlighted by another strong period of execution during the all-important holiday season,” said Mike Willoughby, CEO of PFSweb. “We performed at a high level for our clients, while generating the strongest adjusted EBITDA quarterly performance in the history of the company, reflecting our continued focus on efficiencies and higher-margin engagements. SFE revenue also exceeded our expectations in Q4 as a result of strong operations activity in support of our clients’ holiday sales, as well as strong project revenues from our professional services team.

“Over the last several months, we’ve continued to make progress in our efforts toward segregating our business and go-to-market strategies into professional services (our LiveArea brand) and operations services (our PFS brand). By doing so, we expect to enhance our growth opportunities by increasing the visibility and competitiveness of both brands in the industry and within our strategic partner ecosystem. We also believe this will provide current and prospective investors with additional transparency and insight into the financial performance of each brand.

“In 2017, we generated professional services SFE revenue of approximately $88 million and operations services SFE revenue of approximately $147 million. Our long-term SFE revenue growth rate targets are 10%+ for LiveArea and between 5%-10% for PFS. While our long-term growth objective for PFS is somewhat lower than for LiveArea, we are targeting improved PFS profitability through focus on higher margin engagements and service offerings.

“Our 2018 SFE revenue target for PFS will be tempered as a result of certain client transitions including several low margin engagements. While the PFS client transitions will also impact our overall SFE revenue, we expect to meet our objective of continuing to grow our adjusted EBITDA and improve our adjusted EBITDA margin as a percentage of SFE revenue on a companywide basis.”

Fourth Quarter 2017 Financial Results

Total revenues in the fourth quarter of 2017 were $92.7 million compared to $102.5 million in the same period of 2017. Service fee revenue in the fourth quarter was $67.1 million compared to $71.9 million last year. Product revenue from the company’s last remaining client under this legacy business model was $9.8 million compared to $12.0 million in the same period of 2016.

SFE revenue was $67.6 million compared to $72.7 million in the year-ago quarter. The decline was driven by expected client transitions due in part to the company reallocating resources to higher-margin engagements, partially offset by new and expanded client relationships.

Service fee gross margin in the fourth quarter of 2017 increased 690 basis points to 34.6% compared to 27.7% in the same period of 2016. The increase was due to improved operational efficiency, a higher proportion of agency and technology services in the 2017 quarter, as well as higher-margin operations engagements compared to the year-ago period.

Net income in the fourth quarter of 2017 increased significantly to $3.6 million or $0.19 per share, compared to a net loss of $3.6 million or $(0.19) per share in the same period of 2016. Net income in the fourth quarter of 2017 included $1.1 million in amortization of acquisition-related intangible assets, $0.8 million of stock-based compensation expense, $0.3 million of acquisition-related, restructuring and other costs, and a $0.4 million benefit from deferred tax expense related to goodwill amortization. This compares to $4.0 million of acquisition-related, restructuring and other costs, $1.1 million in amortization of acquisition-related intangible assets, and $0.4 million of stock-based compensation expense in the same period of 2016.

Adjusted EBITDA increased 36% to $9.4 million compared to $6.9 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA increased to 13.9% compared to 9.5% in the year-ago quarter due to the aforementioned increase in service fee gross margin, as well as ongoing cost management.

Non-GAAP net income in the fourth quarter of 2017 increased 175% to $5.4 million compared to non-GAAP net income of $2.0 million in the fourth quarter of 2016.

At December 31, 2017, net debt was reduced by 20% to $28.2 million compared to $35.3 million at December 31, 2016. Cash and cash equivalents totaled $19.1 million compared to $24.4 million at December 31, 2016, with the expected decline primarily driven by the modification of a client arrangement that reduced the benefit received from the timing of customer cash collections. Total debt at December 31, 2017 was reduced to $47.3 million compared to $59.7 million at the end of last year.

Full Year 2017 Financial Results

Total revenues in 2017 were $326.8 million compared to $334.6 million in the same period of 2017. Service fee revenue increased to $233.6 million compared to $226.2 million last year. Product revenue from the company’s last remaining client under this legacy business model was $40.7 million compared to $48.7 million in 2016.

SFE revenue increased to $235.7 million compared to $229.0 million in the year-ago quarter.

Service fee gross margin in 2017 increased 240 basis points to 33.6% compared to 31.2% in 2016.

Net loss in 2017 improved to $4.0 million or $(0.21) per share, compared to a net loss of $7.5 million or $(0.41) per share in the same period of 2016. Net loss in 2017 included $4.2 million of acquisition-related, restructuring and other costs, $3.4 million in amortization of acquisition-related intangible assets, $3.3 million of stock-based compensation expense, and $0.1 million of deferred tax expense related to goodwill amortization. This compares to $4.0 million in amortization of acquisition-related intangible assets, $3.5 million of acquisition-related, restructuring and other costs, and $2.1 million of stock-based compensation expense in the same period of 2016.

Adjusted EBITDA increased 27% to $23.0 million compared to $18.2 million in 2016.

Non-GAAP net income in 2017 increased 238% to $7.1 million compared to non-GAAP net income of $2.1 million in 2016.

2018 Outlook

PFSweb expects SFE revenue to range between $237 million and $247 million, reflecting up to 5% growth from 2017. The company also expects its adjusted EBITDA to range between $24 million and $26 million, reflecting up to 13% growth from 2017. The company expects LiveArea service fee revenue to range between $95 million and $100 million, and PFS service fee equivalent revenue to range between $142 million and $147 million. The company expects to provide additional 2018 profitability guidance for each business unit later in 2018 after completion of its ongoing evaluation and allocation of its cost structure by business unit.

Conference Call

PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2017.

PFSweb CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Thursday, March 15, 2018

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-882-4478

International dial-in number: 1-323-794-2149

Conference ID: 1550370

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 29, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1550370

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Canada Goose, PANDORA, T.J. Maxx, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.corporate.pfsweb.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other (income) costs, amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, acquisition-related, restructuring and other (income) costs.

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Our service fee equivalent revenue target for 2017 includes an estimated gross margin on product sales of approximately $2 million (based on targeted product revenue of $42 million less targeted cost of product revenue of $40 million) plus a targeted range of between $238 million to $248 million of service fee revenue.

The adjusted EBITDA outlook for 2017 have not been reconciled to the company’s net loss outlook for the same period because certain items that would impact interest expense, income tax provision (benefit), depreciation and amortization (including amortization of acquisition-related intangible assets), stock-based compensation, and acquisition-related, restructuring and other (income) costs, all of which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for 2017 is not available without unreasonable effort.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other (income) costs, amortization of acquisition-related intangible assets, deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS' Annual Report on Form 10-K for the year ended December 31, 2016 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:

Michael C. Willoughby

Chief Executive Officer

Or

Thomas J. Madden

Chief Financial Officer

972-881-2900

Investor Relations:

Scott Liolios or Sean Mansouri

Liolios Investor Relations

949-574-3860

PFSW@liolios.com

PFSweb, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31,	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,078	$24,425
Restricted cash	214	215
Accounts receivable, net of allowance for doubtful accounts of $373 and
$494 at December 31, 2017 and December 31, 2016, respectively	72,062	80,223
Inventories, net of reserves of $342 and $568 at December 31, 2017 and
December 31, 2016, respectively	5,326	6,632
Other receivables	5,366	6,750
Prepaid expenses and other current assets	6,633	7,299
Total current assets	108,679	125,544

PROPERTY AND EQUIPMENT, net	24,178	30,264
IDENTIFIABLE INTANGIBLES, net	3,371	6,864
GOODWILL	45,698	46,210
OTHER ASSETS	3,861	2,454
Total assets	185,787	211,336

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$45,070	$59,752
Accrued expenses	29,074	30,360
Current portion of long-term debt and capital lease obligations	9,460	7,300
Deferred revenue	7,405	7,156
Performance-based contingent payments	3,967	2,405
Total current liabilities	94,976	106,973

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	37,866	52,399
DEFERRED REVENUE, less current portion	4,034	4,127
DEFERRED RENT	5,464	4,810
PERFORMANCE-BASED CONTINGENT PAYMENTS, less current portion	-	1,678
OTHER LIABILITIES	2,150	1,066
Total liabilities	144,490	171,053

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued
or outstanding	-	-
Common stock, $0.001 par value; 35,000,000 shares authorized;
19,058,685 and 18,768,567 shares issued at December 31, 2017 and
December 31, 2016, respectively; and 19,025,218 and 18,735,100
shares outstanding as of December 31, 2017 and December 31, 2016, respectively	19	19
Additional paid-in capital	150,614	146,286
Accumulated deficit	(109,281)	(105,317)
Accumulated other comprehensive income (loss)	70	(580)
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders' equity	41,297	40,283
Total liabilities and shareholders' equity	$185,787	$211,336

PFSweb, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES:
Service fee revenue	$67,125	$71,894	$233,580	$226,165
Product revenue, net	9,782	12,037	40,663	48,695
Pass-through revenue	15,766	18,524	52,582	59,783
Total revenues	92,673	102,455	326,825	334,643

COSTS OF REVENUES:
Cost of service fee revenue	43,880	51,966	155,160	155,513
Cost of product revenue	9,283	11,234	38,504	45,883
Cost of pass-through revenue	15,766	18,524	52,582	59,783
Total costs of revenues	68,929	81,724	246,246	261,179
Gross profit	23,744	20,731	80,579	73,464
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,299	22,378	79,981	76,304
Income (loss) from operations	4,445	(1,647)	598	(2,840)
INTEREST EXPENSE, NET	613	516	2,738	2,323
Income (loss) before income taxes	3,832	(2,163)	(2,140)	(5,163)
INCOME TAX EXPENSE	246	1,394	1,824	2,367
NET INCOME (LOSS)	$3,586	$(3,557)	$(3,964)	$(7,530)
NON-GAAP NET INCOME	$5,377	$1,956	$7,074	$2,090

NET INCOME (LOSS) PER SHARE:
Basic	$0.19	$(0.19)	$(0.21)	$(0.41)
Diluted	$0.19	$(0.19)	$(0.21)	$(0.41)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	19,022	18,714	18,933	18,542
Diluted	19,284	18,714	18,933	18,542

EBITDA	$8,250	$2,524	$15,497	$12,537
ADJUSTED EBITDA	$9,369	$6,911	$23,017	$18,163

PFSweb, Inc. and Subsidiaries
Unaudited Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

NET INCOME (LOSS)	$3,586	$(3,557)	$(3,964)	$(7,530)
Income tax expense (benefit)	246	1,394	1,824	2,367
Interest expense, net	613	516	2,738	2,323
Depreciation and amortization	3,805	4,171	14,899	15,377
EBITDA	$8,250	$2,524	$15,497	$12,537
Stock-based compensation	789	368	3,333	2,111
Acquisition-related, restructuring and other (income) costs	330	4,019	4,187	3,515
ADJUSTED EBITDA	$9,369	$6,911	$23,017	$18,163

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

NET INCOME (LOSS)	$3,586	$(3,557)	$(3,964)	$(7,530)
Stock-based compensation	789	368	3,333	2,111
Amortization of acquisition-related intangible assets	1,085	1,126	3,391	3,994
Acquisition-related, restructuring and other (income) costs	330	4,019	4,187	3,515
Deferred tax (benefit) expense - goodwill amortization	(413)	-	127	-
NON-GAAP NET INCOME	$5,377	$1,956	$7,074	$2,090

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

TOTAL REVENUES	$92,673	$102,455	$326,825	$334,643
Pass-through revenue	(15,766)	(18,524)	(52,582)	(59,783)
Cost of product revenue	(9,283)	(11,234)	(38,504)	(45,883)
SERVICE FEE EQUIVALENT REVENUE	$67,624	$72,697	$235,739	$228,977